[STANDEX LOGO]

Contact:                                         FOR IMMEDIATE RELEASE
Daniel C. Potter, Treasurer
Investorrelations@Standex.com
(603) 893-9701



             Standex Posts Increased Sales for the Fourth Quarter
    Company Reports Record Operating Cash Flow for Second Consecutive Year

SALEM, N.H - August 14, 2003 .... Standex International Corporation (NYSE:SXI),
today reported net sales of $146.8 million for the fourth quarter of 2003, an increase of 4 percent from $141.3 million during the fourth quarter of 2002. The Company also reported net income of $4.5 million, or $0.36 per diluted share, compared with prior-year net income for the fourth quarter of $4.9 million, or $0.40 per diluted share, a decrease of 10 percent.

Excluding special items totaling $1.6 million after tax, fourth quarter net income was $0.50 per diluted share, up 16 percent compared to net income reported on the same basis in the fourth quarter of fiscal 2002 of $5.2 million, or $0.43 per diluted share. A reconciliation of earnings per share from reported GAAP amounts to non-GAAP amounts is included later in the release.

Fourth-quarter special items included a restructuring charge of $3.3 million ($2.2 million net of tax) related to Standex's previously announced restructuring program, and income related to discontinued operations of $578,000, net of tax.

For the 2003 fiscal year, Standex reported net sales of $574.5 million, an increase of two percent from 2002 net sales of $563.2 million. The fiscal 2003 net sales include an extra month of European sales, totaling approximately $4.4 million, resulting from Standex's decision to conform the accounting year of its European operations to the corporate fiscal year ending June 30. Excluding the extra month of European sales, 2003 pro forma net sales were $570.1 million, up one percent from fiscal 2002.

Net income for fiscal 2003 was $14.1 million, or $1.16 per diluted share, a decrease of 15 percent from $16.6 million, or $1.35 per diluted share, in 2002. Excluding special items, net income for fiscal 2003 was $17.9 million, or $1.47 per diluted share, compared with net income for 2002 of $20.6 million, or $1.68 per diluted share, a decrease of 13 percent.

Comments on the Fourth Quarter
"We were pleased with the overall sales and booking performance we experienced during the fourth quarter in both the Food Service and Industrial Groups," said Roger Fix, President and CEO. "Higher volume, coupled with the results of the cost reduction activities completed during the past 18 months, resulted in higher sales and operating income for the quarter for these two groups."

"The strongest performer, based on year-over-year fourth-quarter comparisons, was our Food Service Group, where net sales rose 11 percent to $40.3 million from fourth-quarter 2002 net sales of $36.4 million. Operating income for this group climbed 53 percent in the fourth quarter, to $3.8 million, from $2.5 million a year earlier. Sales in the Food Service Group gained momentum with all divisions in the group reporting solid improvements in net sales and earnings. Master-Bilt, Federal and BKI reported double-digit increases in sales reflecting both market share gains and moderate improvements in market conditions," said Fix.

Fourth-quarter net sales from continuing operations in Standex's Industrial Group increased five percent, to $83.2 million, from $79.5 million for the fourth quarter of 2002. Operating income for the group rose 25 percent to $8.3 million from $6.7 million for the fourth quarter last year. Double digit increases in sales were recorded at the domestic and international operating units of Standex Engraving, Standex Electronics and Spincraft, which offset weakness in the Air Distribution Products division.

The Consumer Group posted an eight percent decline in fourth-quarter net sales to $23.3 million from $25.4 million for fourth quarter 2002. This group's performance tracks the retail sector of the economy where consumer spending continues to be weak. Partially as a result of expense reduction initiatives, operating income decreased at a more moderate rate than previous quarters, falling 11 percent in the fourth quarter to $1.4 million from $1.6 million in the 2002 fourth quarter.

Comments on Fiscal Year 2003
"The trends in full-year performance were similar to those reported for the fourth quarter," said Fix. "Both the Industrial and Food Service Groups reported approximately 5 percent increases in net sales in fiscal 2003 versus the prior year. Operating income for these two groups was up 5 percent and 7 percent respectively over the prior year. Sales for the Consumer Group were down 9 percent from the prior year as soft consumer demand and lower levels of retail spending impacted all of the businesses in this group. Operating income for the Consumer Group was down 72 percent as compared to last year.

"For the second consecutive year, in fiscal 2003 Standex posted a record level of operating cash flow from continuing operations of $50.6 million, an increase of 19% as compared to cash flow from continuing operations of $42.4 million in fiscal 2002. During fiscal 2003, we placed significant emphasis on aggressively managing our working capital and generating improved operating cash flow. Much of our success in generating strong operating cash flow, given the lower earnings, came from significant improvements in net working capital. Net working capital decreased $17.9 million during the year, or 12 percent, to $133.0 million from $150.9 million at June 30, 2002 and decreased to 23 percent from 27 percent as a percentage of sales. Improvement was achieved in all three components of net working capital: accounts receivable decreased two percent to $91.7 million from $93.2 million; inventories decreased 11 percent to $82.5 million from $92.9 million; and accounts payable increased 17 percent to $41.2 million from $35.2 million year-over-year," said Fix.

Strong operating cash flow enabled Standex to invest $17.6 million in the acquisitions of Cin-Tran and I R International and $7.9 million in capital expenditures while still reducing total long-term debt to $109.6 million at June 30, 2003 from $130.0 million a year earlier, a decrease of 16 percent. "We believe our year end debt position and demonstrated ability to generate cash flow leaves us very well positioned to complete additional acquisitions in fiscal 2004,"[1] said Fix.

Historically low interest rates and another year of negative performance of the equity markets caused Standex to suffer higher pension liabilities and lower pension assets. As a result, the Company recorded a $ 34.7 million after-tax equity charge in the fourth quarter to reflect the additional minimum liability under these plans. This after-tax equity charge did not impact cash or earnings and could reverse in future periods should either interest rates increase and/or market performance and plan returns improve. Including this charge, the net debt-to-total capital ratio ended the year at 37.8%, an improvement from 41.0% at the end of 2002.

Pension expenses are expected to increase by approximately $0.25 per diluted share in 2004 as a result of the funded status of the pension plans and changes in actuarial assumptions. Contribution requirements in 2004 are expected to be approximately $6.8 million.

Declaration of 156th Dividend
On July 30, 2003, the Company's Board of Directors declared a quarterly cash dividend of 21 cents a share, which is payable August 26, 2003 to stockholders of record August 11, 2003. The dividend is the 156th consecutive quarterly cash dividend. Standex has paid dividends each quarter since it became a public corporation in November 1964. During this 38-year period the Company has increased its dividend rate 35 times.

Strategic Realignment and Restructuring Program
"During the fourth quarter, Standex continued to make significant progress in implementing the realignment and restructuring program we announced earlier in the fiscal year," said Fix. "During the quarter we completed the sale of the real estate and business of the H. F. Coors China Company operation in two separate transactions, producing a net gain. We initiated the consolidation of the manufacturing operations of BKI in the United Kingdom with the BKI facility in South Carolina and closed both the Mold-Tech operation in California and an underutilized Air Distribution Products facility in North Carolina, distributing their sales to other facilities in the U. S."

"Standex's realignment and restructuring program continues on track. Completion is expected in the second half of fiscal 2004. We are pleased to report that in fiscal 2003 the gain Standex realized on real estate sales offset approximately 75 percent of the restructuring expense recognized during the year. The Company expects to achieve annual pretax savings of approximately $8.0 million once the restructuring program is completed."1

Comments on Outlook
"We are cautiously optimistic that we have turned the corner on sales," said Fix. "While we remain dissatisfied with our bottom line performance, we are beginning to see the results of the restructuring program and other cost reduction initiatives that have been undertaken by the Company. We continue to stress the generation of operating cash throughout the Company in order to support the payment of dividends to our shareholders, fund organic growth and complete acquisitions."1

Earnings Reconciliation
In this release, the Company refers to certain special items which are non-GAAP financial measures. The Company believes these measures are helpful to investors in assessing the Company's ongoing performance of its underlying business operations before the effect of these special items. Net income and earnings per share before special items reconcile to GAAP amounts as follows (in thousands, except per share data):

                                            Three Months Ended                          Year Ended
                                                June 30                                 June 30
                                                                 Change                             Change
                                          2003          2002          %         2003          2002       %
Net Income                              $4,455        $4,932      (10)%      $14,149       $16,618   (15)%

Special items, net of tax:
  Discontinued operations                 (578)          315                    (312)          232
  Non-recurring items                    2,169             -                   4,076             -
  Change in accounting principle             -             -                       -         3,779
    subtotal                            $1,591          $315                  $3,764       $ 4,011

Net income before special items         $6,046        $5,247        15%        $17,913     $20,629   (13)%

Diluted earnings per share               $0.36         $0.40      (10)%          $1.16       $1.35   (14)%

Special items, net of tax:
  Discontinued operations                (0.04)         0.03                     (0.02)       0.02
  Non-recurring items                     0.18             -                      0.33           -
  Change in accounting principle             -             -                         -        0.31
    subtotal                             $0.14         $0.03                     $0.31       $0.33

Diluted earnings per share
  before special items                   $0.50         $0.43       16%           $1.47       $1.68   (13)%


Conference Call Information
Standex invites you to attend a conference call with President and Chief Executive Officer Roger Fix and Chief Financial Officer Christian Storch at:
10:00 a.m. ET, today. To join a live Webcast of the conference call, please access the "Investor Relations" section of the Company's Web site, located at: www.standex.com. For those unable to listen to the live broadcast of the conference call, an audio playback will be available beginning at 2:00 p.m. ET on August 14 through midnight ET on August 21. To listen to the audio playback from the United States, please call (800) 475-6701; from outside the United States, (320) 365-3844; access code is 691272. In addition, a replay can also be accessed in the "Investor Relations" section of the Company's Web site, located at www.standex.com.

About Standex International Corporation
Standex International Corporation is a multi-industry manufacturer in three broad business segments: Food Service, Industrial and Consumer, with operations in the United States, Europe, Canada, Australia, Singapore, Mexico and Brazil.

                      CONSOLIDATED FINANCIAL INFORMATION
                     (In thousands, except per share data)

                                        THREE MONTHS             YEAR ENDED
                                           JUNE 30                JUNE 30
                                        2003        2002        2003           2002
CONSOLIDATED SUMMARY OF INCOME
NET SALES                           $146,770    $141,285     $574,536      $563,201

INCOME BEFORE TAXES                   $5,867      $5,174      $20,851       $30,286
PROVISION (BENEFIT) FOR TAXES          1,990         (73)       7,014         9,657
   Net Income from continuing
    Operations                        $3,877      $5,247      $13,837       $20,629

   Income (Loss) from discontinued
     operations net of tax               578        (315)         312          (232)
   Cumulative effect of change
     in accounting principle               -           -            -        (3,779)
   Net Income                         $4,455      $4,932      $14,149       $16,618


EARNINGS PER SHARE:
   Basic
 Income/(Loss) from continuing
    Operations                         $0.32       $0.43        $1.15         $1.70
 Income/(Loss) from discontinued
    Operations                         $0.05      $(0.02)       $0.02        $(0.02)
 Cumulative effect of change
   in accounting principle             $   -       $   -        $   -        $(0.31)
    Total                              $0.37       $0.41        $1.17         $1.37

   Diluted
 Income/(Loss) from continuing
     Operations                        $0.32       $0.43        $1.14         $1.68
 Income/(Loss) from discontinued
     Operations                        $0.04      $(0.03)       $0.02        $(0.02)
 Cumulative effect of change
     in accounting principle           $   -       $   -        $   -        $(0.31)
    Total                              $0.36       $0.40        $1.16         $1.35


SEGMENT DATA
                                                NET SALES

Food Service                         $40,301     $36,416     $141,867      $135,308
Consumer                              23,277      25,416       99,814       110,150
Industrial                            83,192      79,453      332,855       317,743
      TOTAL                         $146,770    $141,285     $574,536      $563,201

                                               OPERATING INCOME

Food Service                          $3,831      $2,508      $10,455        $9,802
Consumer                               1,382       1,556        2,014         7,114
Industrial                             8,313       6,659       35,057        33,419
Restructuring                        (3,340)           -      (5,580)             -
Other expense, net                         -           -      (1,306)             -
Corporate                            (2,764)      (3,309)    (12,979)       (11,342)
      TOTAL                           $7,422      $7,414      $27,661       $38,993

                                      ###


Footnotes

[1] These statements are forward looking and involve certain risks, uncertainties and assumptions. Factors affecting the outcome and results include failure to achieve the Company's acquisition and restructuring goals, uncertainties in the economy, competitor activities, changes in economic growth and demands in domestic and international markets, pricing pressures and other market factors. Actual results could differ materially from anticipated projected results.





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